For: Alamo Group Inc.

Contact: Robert H. George
Vice President
830-372-9621
For Immediate Release
FD Morgen-Walke
Eric Boyriven/Paul Johnson
Media Contact: Jason Rando
212-850-5600

ALAMO GROUP ANNOUNCES 2003 FIRST QUARTER RESULTS

            SEGUIN, Texas, May 6, 2003 -- Alamo Group Inc. (NYSE: ALG) today reported results for the first quarter ended March 31, 2003.

            Net sales for the first quarter increased 4% to $67.4 million compared to $64.8 million for the same period last year.  Net income for the quarter was $0.7 million, or $0.07 per diluted share, compared with $2.5 million, or $0.26 per diluted share, in the prior year period.  Net sales for the first quarter of 2003 include the contributions of Valu-Bilt Tractor Parts, acquired in April 2002 and Faucheux Industries SA, acquired in November 2002.  Excluding these sales, net sales for the first quarter of 2003 would have been $62.1 million, or 4% below the prior year, reflecting the continued weakness in the Industrial and Agricultural segments, partially offset by continued growth within the Company's European Division.

            North American Agricultural Division sales decreased 9% to $26.4 million from $29.1 million for the first quarter of 2002.  The Division continues to be affected by poor market conditions such as declining net farm incomes, and less than anticipated results of the Farm Bill passed in 2002, which have resulted in decreased demand.

            North American Industrial Division sales of $25.8 million were flat versus a year ago.  Schwarze Industries street sweeper sales were up 23% in the first quarter

-more-

ALAMO GROUP ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2003              Page 2

compared to last year, reflecting sales increases of new products and expanded market coverage in the United States, as well as growth in Australia.  Industrial mower sales in 2003 were 15% below the first quarter of 2002 primarily due to state budget constraints and, to a lesser extent, city and county budget issues.

            Alamo's European Division sales for the quarter were up 49% to $15.2 million from $10.2 million in the first quarter of 2002.  The acquisition of Faucheux accounted for approximately 30% of the increase, with the balance from improved sales in the Company's other European operations.

            At March 31, 2003 the Company was in technical default with one of its financial covenants under its $70 million Revolving Credit Agreement.  The Company's lenders have waived this default until June 15, 2003, during which time the Company and its lenders will work toward an amendment to the Revolving Credit Agreement to revise the covenant to cure the default.

            Ron Robinson, President and Chief Executive Officer of Alamo Group, commented, "Our first quarter results are indicative of the ongoing difficult conditions that are affecting the entire marketplace.  We continued to be hurt by weak U.S. agricultural conditions and the slowdown in government spending in our Industrial sector that began to effect us in the second quarter of 2002.  In the Industrial and Agricultural sectors where our equipment sales have declined, results have been further affected by increased levels of discounts and incentives and lower manufacturing utilization rates.  The gains we have made in our European and sweeper operations, while encouraging, have not been enough to offset these declines.  We are responding to these conditions by improving operational efficiencies and initiating more aggressive marketing campaigns.  Also, we continue to manage our assets in a disciplined manner which has allowed us to maintain a strong balance sheet.  The uncertain market conditions make it difficult to predict future results; however, with our focus on cost control and marketing initiatives, we still believe 2003 earnings will end up above 2002, and that we are well positioned to benefit from any improvements in the market as and when they occur."

-more-

ALAMO GROUP ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2003              Page 3

            Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor-mounted mowing and other vegetation maintenance equipment, street sweepers, agricultural implements and related after market parts and services.  The Company, founded in 1969, has over 1,600 employees and operates thirteen plants in North America and Europe as of March 2003.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England. This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

# # #

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	First Quarter Ended
	3/31/03	3/31/02
North American
Agricultural	$26,438	$ 29,116
Industrial	25,781	25,504
European	15,152	10,157
Total Sales	67,371	64,777

Cost of sales	54,983	50,416
Gross margin	12,388	14,361

Operating Expenses	11,006	9,959
Income from Operations	1,382	4,402

Interest Expense	(471)	(688)
Interest Income	102	125
Other Income (Expense)	95	9

Income before income taxes	1,108	3,848
Provision for income taxes	443	1,339

Net Income	$665	$2,509

Net income per common share:
Basic	$0.07	$0.26
Diluted	$0.07	$0.26

Average common shares:
Basic	9,717	9,710
Diluted	9,764	9,793

Summary Balance Sheet Data

	3/31/03	3/31/02
Receivables	$80,015	$75,989
Inventories	$66,469	$63,287
Current Liabilities	$76,516	$29,116
Long Term Debt	$716	$51,473
Equity	$131,252	$123,118